Form 3 — Joint Filer Information
Exhibit 99-3

Name:	Metropolitan Tower Life Insurance Company*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Blackstone/GSO Senior Floating Rate Term Fund (“BSL”)
Date of Event Requiring Statement:	August 13, 2010

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Assistant General Counsel
* Metropolitan Tower Life Insurance Company as a direct owner/purchaser of $2,000,000 Series A Floating Rate Senior Secured Note, Due May 31, 2020 by Metropolitan Life Insurance Company, the indirect owner and investment manager.